Thermo Instrument Systems Inc.
     1275 Hammerwood Avenue
     Sunnyvale, California 94089

                                             April 19, 1996

     Dear Stockholder:

          The enclosed Notice calls the 1996 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. I respectfully request all Stockholders attend this Meeting, if possible.

          Our Annual Report for the year ended December 30, 1995 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

          Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by proxy.

          I would appreciate your immediate attention to the mailing of this Proxy.

                                             Yours very truly,



                                             ARVIN H. SMITH
                                             President and
                                             Chief Executive Officer
PAGE

     Thermo Instrument Systems Inc.
     1275 Hammerwood Avenue
     Sunnyvale, California 94089


                                             April 19, 1996

     To the Holders of the Common Stock of
      THERMO  INSTRUMENT  SYSTEMS INC.

     NOTICE OF ANNUAL MEETING

          The 1996 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. (the "Corporation") will be held on Sunday, May 19, 1996, at 6:30 p.m. at the Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida. The purposes of the Meeting are to consider and take action upon the following matters:

          1.   Election of five Directors.

          2. A proposal recommended by the Board of Directors to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.10 par value per share, from 125 million shares to 250 million shares.

          3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

          The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is April 1, 1996.

          The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

          This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                             SANDRA L. LAMBERT
                                             Secretary

PAGE

                                 PROXY STATEMENT

          The enclosed Proxy is solicited by the Board of Directors of Thermo Instrument Systems Inc. (the "Corporation") for use at the 1996 Annual Meeting of the Stockholders (the "Meeting") to be held on Sunday, May 19, 1996, at 6:30 p.m. at the Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida, and any adjournment thereof. The mailing address of the executive office of the Corporation is 1275 Hammerwood Avenue, Sunnyvale, California 94089. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about April 24, 1996.

                                VOTING PROCEDURES

          The Board of Directors intends to present to the Meeting the election of five Directors, constituting the entire Board of Directors, as well as one other matter: a proposal to amend the Corporation's Certificate of Incorporation to increase the Corporation's authorized common stock, $.10 par value ("Common Stock"), from 125 million shares to 250 million shares.

          The representation in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed Proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

          Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal, and as the individuals named as proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

          In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the proposal to increase the authorized Common Stock, the affirmative vote of a majority of the Corporation's outstanding Common Stock entitled to vote on the matter is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. Broker "non-votes" on the proposal to increase the authorized Common Stock will have the effect of a vote
PAGE
     against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

          A Stockholder who returns a Proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated Proxy or by voting by ballot at the Meeting.

          The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 1, 1996 consisted of 92,796,931 shares of Common Stock, as adjusted to reflect the five-for-four stock split effected in the form of a 25% stock dividend in December 1995. Only Stockholders of record at the close of business on April 1, 1996 are entitled to vote at the Meeting. Each share is entitled to one vote.




































                                        2
PAGE

                                 - PROPOSAL 1 -

                              ELECTION OF DIRECTORS

          The Board of Directors has fixed the number of Directors at five, and five Directors are to be elected at the Meeting, constituting the entire Board of Directors, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

     Nominees For Directors

          Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock, and the common stock of its four majority-owned subsidiaries, Thermo BioAnalysis Corporation, Thermo Optek Corporation, ThermoQuest Corporation and ThermoSpectra Corporation, and its parent corporation, Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation. Mr. Marshall J. Armstrong, Dr. Elias P. Gyftopoulos, Mr. Robert C. Howard, Mr. Frank Jungers and Mr. Robert A. McCabe, all current directors of the Corporation, are not standing for reelection.

     Frank Borman           Col. Borman, 68, has been a Director of the
                            Corporation since 1986. Col. Borman is
                            president and, since 1988, chief executive officer of Patlex Corporation, a patent licensing company. Col. Borman is also a director of American Superconductor
                            Corporation, Outboard Marine Group Inc. and
                            The Home Depot, Inc.

     George N. Hatsopoulos  Dr. Hatsopoulos, 69, has been a Director of the Corporation since 1986. Dr. Hatsopoulos has been the Chairman of the Board, President and Chief Executive Officer of Thermo Electron since 1956. Dr. Hatsopoulos is also a director of Bolt, Beranek & Newman, Inc., Thermedics Inc., Thermo Ecotek Corporation, Thermo Electron, Thermo Fibertek Inc., ThermoQuest Corporation and ThermoTrex Corporation. Dr. Hatsopoulos is the brother of Mr. John N. Hatsopoulos, a Director and Vice President and Chief Financial Officer of the Corporation.





                                        3
PAGE

     John N. Hatsopoulos    Mr. Hatsopoulos, 61, has been a Director of
                            the Corporation since 1986 and a Vice
                            President and Chief Financial Officer of the
                            Corporation since 1988. Mr. Hatsopoulos has been the Chief Financial Officer of Thermo
                            Electron Corporation since 1988 and an
                            Executive Vice President of Thermo Electron
                            Corporation since 1986. Mr. Hatsopoulos is also a director of Lehman Brothers Funds, Inc., Thermedics Inc., Thermo Ecotek
                            Corporation, Thermo Fibertek Inc., Thermo
                            Power Corporation, ThermoQuest Corporation,
                            Thermo Sentron Inc., Thermo TerraTech Inc.
                            and ThermoTrex Corporation. Mr. Hatsopoulos is the brother of Dr. George N. Hatsopoulos, Chairman of the Board and a Director of the Corporation.

     Arvin H. Smith         Mr. Smith, 66, has been a Director and
                            President and Chief Executive Officer of the
                            Corporation since 1986. Mr. Smith has been an executive vice president of Thermo
                            Electron since 1991 and a senior vice
                            president of that company from 1986 to 1991.
                            Mr. Smith is also a director of Thermedics
                            Inc., ThermoQuest Corporation and
                            ThermoSpectra Corporation.

     Polyvios C. Vintiadis  Mr. Vintiadis, 60, has been a Director of the
                            Corporation since July 1993. Mr. Vintiadis has been the Chairman and Chief Executive Officer of Towermarc Corporation, a real estate development company, since 1984.
                            Prior to joining Towermarc, Mr. Vintiadis was a principal of Morgens, Waterfall & Vintiadis, Inc., a financial services firm, with whom he remains associated. For more than 20 years prior to that time, Mr. Vintiadis was employed by Arthur D. Little & Company, Inc. Mr. Vintiadis is also a director of Thermo TerraTech Inc.

     Committees of the Board of Directors and Meetings

          The Board of Directors has established an Executive Committee, an Audit Committee and a Human Resources Committee. The present members of the Executive Committee are Dr. G. Hatsopoulos (Chairman) and Col. Borman, Mr. Howard, Mr. Smith and Mr. Vintiadis. The Executive Committee is empowered to act when it is impractical to call a meeting of the entire Board of Directors and with certain exceptions has the powers of the Board of Directors. The Audit Committee consists solely of outside directors, and its present members are Mr. McCabe (Chairman), Mr. Jungers and Mr. Vintiadis. The Audit Committee reviews the scope of the audit with the Corporation's independent public

                                        4
PAGE
     accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The Human Resources Committee consists solely of outside directors, and its present members are Mr. Jungers (Chairman), Col. Borman and Dr. Gyftopoulos. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met nine times, the Audit Committee met twice and the Human Resources Committee met six times during fiscal 1995. No meetings of the Executive Committee were held during 1995. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1995.

     Compensation of Directors

          Cash Compensation

          Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $8,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of Directors' fees is made quarterly. Of the current Directors, Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard and Mr. Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

          Deferred Compensation Plan

          Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total
                                        5
PAGE
     of 123,502 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of January 1, 1996, deferred units equal to 30,784.52 shares of Common Stock were accumulated under the Deferred Compensation Plan.

          Directors Stock Option Plan

          In 1991, the Corporation adopted a directors stock option plan (the "Directors Plan"), which was amended in 1995. The Directors Plan provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside Directors as additional compensation for their service as Directors. Under the Directors Plan, outside Directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

          Pursuant to the Directors Plan, outside Directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

          In addition, under the Directors Plan, outside Directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under
     Section 12 of the Securities Exchange Act of 1934, as amended (''Section 12 Registration"). In the event that the effective date of
     Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year,
                                        6
PAGE
     starting with the first anniversary of the grant date. These options expire after five years. Under this provision of the Directors Plan, each outside Director was granted options to purchase 1,500 shares of common stock of each of Thermo BioAnalysis Corporation, at an exercise price of $10 per share, and ThermoSpectra Corporation, at an exercise price of $10 per share, on May 22, 1995, the date of last year's Annual Meeting of the Stockholders. In addition, each outside Director reelected at this year's Annual Meeting of the Stockholders will be granted options to purchase 1,500 shares of common stock of ThermoQuest Corporation.

          The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. An aggregate of 140,625 shares of Common Stock has been reserved for issuance under the Directors Plan.

                                 STOCK OWNERSHIP

          The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and Thermo BioAnalysis Corporation ("Thermo BioAnalysis") and ThermoSpectra Corporation ("ThermoSpectra"), each a majority-owned subsidiary of the Corporation, as of January 1, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and current executive officers as a group. No Director or executive officer beneficially owned any shares of Thermo Optek Corporation ("Thermo Optek") or ThermoQuest Corporation ("ThermoQuest"), each a majority-owned subsidiary of the Corporation, as of January 1, 1996. The shares of Common Stock reported below have been adjusted as applicable to reflect a five-for-four stock split effected in December 1995 in the form of a 25% stock dividend.











                                  Thermo      Thermo      Thermo      Thermo
                                Instrument   Electron  BioAnalysis    Spectra
                 Name             Systems  Corporation Corporation  Corporation
                                 Inc. (2)      (3)         (4)          (5)

        Thermo Electron
          Corporation (6)        86,728,929        N/A          N/A         N/A

        Marshall J. Armstrong        16,254    108,204            0       2,500

        Frank Borman                 22,411          0            0       1,500

        Richard W. K. Chapman       142,898     54,321          500       4,000

        Elias P. Gyftopoulos         47,018     46,380            0      20,000

        George N. Hatsopoulos       143,300  2,329,278            0      20,000

        John N. Hatsopoulos         118,913    478,355            0      20,000

        Denis A. Helm               165,270    106,088            0       4,000

        Robert C. Howard             15,620    134,593        2,500      10,000

        Barry S. Howe                99,959     55,297        2,000       4,000

        Frank Jungers                52,374    162,836        4,000       5,500

        Earl R. Lewis               128,578    106,273            0      55,000

        Robert A. McCabe             39,804     30,677            0       1,500

        Arvin H. Smith              431,653    363,578        9,000      20,000

        Polyvios C. Vintiadis         7,391          0            0       1,500

        All Directors and
        current executive
        officers as a group (15   1,456,434  4,091,075       18,000    174,500
        perons)




     (1) Except as reflected in the footnotes to this table, shares of the common stock of the Corporation, Thermo Electron, Thermo BioAnalysis and ThermoSpectra beneficially owned consist of shares owned by the indicated person or by that person for the benefit of investmentdpower.nd all share ownership includes sole voting and

     (2) Shares of the Common Stock beneficially owned by Col. Borman, Dr. Chapman, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos,

                                        7
PAGE

          Mr. Helm, Mr. Howe, Mr. Jungers, Mr. Lewis, Mr. McCabe, Mr. Smith, Mr. Vintiadis and all Directors and executive officers as a group include 12,590, 121,287, 14,465, 93,750, 93,750, 112,500, 89,062,
          13,809, 112,500, 10,995, 234,375, 5,561 and 929,644 shares, respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Howe, Mr. Lewis, Mr. Smith and all Directors and executive officers as a group include 396, 515, 515, 380, 487, 263, 345, 516 and 3,800 full shares, respectively, allocated through January 1, 1996 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were as of January 1, 1996 executive officers of Thermo Electron (the "ESOP"). Shares beneficially owned by Col. Borman, Mr. Jungers, Mr. McCabe, Mr. Vintiadis and all Directors and executive officers as a group include 9,821, 12,006, 7,126, 1,830 and 30,783 full shares, respectively, allocated through January 1, 1996 to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Dr.
          G. Hatsopoulos include 21,368 shares held by Dr. G. Hatsopoulos' spouse. Shares beneficially owned by Mr. Howe include 1,968 shares held in a trust of which Mr. Howe is the trustee. Shares beneficially owned by Mr. Jungers include 543 shares held by Mr. Jungers' spouse. Shares beneficially owned by Mr. Lewis include 2,390 shares held by Mr. Lewis' spouse. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 1, 1996; all Directors and executive officers as a group beneficially owned 1.6% of the Common Stock outstanding as of such date.

     (3) Shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected in May 1995 in the form of a 50% stock dividend. Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong, Dr. Chapman, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Howe, Mr. Jungers, Mr. Lewis, Mr. McCabe, Mr. Smith and all Directors and executive officers as a group include 71,350, 53,423, 5,250, 1,102,200, 297,880, 74,148, 40,185, 47,860,
          5,250, 103,750, 5,250, 182,775 and 2,054,446 shares, respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Howe, Mr. Lewis, Mr. Smith and all Directors and executive officers as a group include 1,600, 1,481, 1,225, 821, 1,963, 463, 617, 1,081 and 10,070 full shares, respectively, allocated through January 1, 1996 to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Jungers, Mr. McCabe and all Directors and executive officers as a group include 53,618, 23,150 and 76,768 full shares, respectively, allocated through January 1, 1996 to their respective accounts maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares
                                        8
PAGE
          beneficially owned by Dr. G. Hatsopoulos include 59,734 shares held by Dr. Hatsopoulos' spouse, 112,500 shares held by a QTIP trust (the "Hatsopoulos QTIP Trust") of which Dr. G. Hatsopoulos' spouse is a trustee, 870 shares held by a trust of which Dr. G. Hatsopoulos is a trustee and 26,625 shares held by a family trust of which Dr. G. Hatsopoulos' spouse is a trustee. Shares beneficially owned by Mr. J. Hatsopoulos include 112,500 shares held by the Hatsopoulos QTIP Trust of Mr. J. Hatsopoulos is a trustee. Shares beneficially owned by Mr. Jungers include 61,218 shares held by a trust for Mr. Jungers and 3,000 shares held by Mr. Jungers' spouse. Except for Dr. G. Hatsopoulos, who beneficially owned 2.6% of the Thermo Electron common stock outstanding as of January 1, 1996, no Director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all Directors and executive officers as a group beneficially owned 4.4% of the Thermo Electron common stock outstanding as of January 1, 1996.

     (4) No Director or executive officer, nor all Directors and executive officers as a group, beneficially owned more than 1% of such common stock outstanding as of January 1, 1996.

     (5) Shares of the common stock of ThermoSpectra beneficially owned by Mr. Armstrong, Col. Borman, Dr. Chapman, Dr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Howe, Mr. Jungers, Mr. Lewis, Mr. McCabe, Mr. Smith, Mr. Vintiadis and all Directors and executive officers as a group include 2,500, 1,500, 4,000, 20,000, 20,000, 20,000, 4,000, 10,000, 4,000, 1,500,
          50,000, 1,500, 20,000, 1,500 and 165,500 shares, respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. No Director or executive officer beneficially owned more than 1% of the common stock of ThermoSpectra outstanding as of January 1, 1996; all Directors and executive officers as a group beneficially owned 1.4% of such common stock outstanding as of such date.

     (6) Shares of the Common Stock beneficially owned by Thermo Electron include 8,269,344 shares which Thermo Electron has the right to acquire within 60 days of January 1, 1996 pursuant to the conversion of certain convertible notes of the Corporation held by Thermo Electron. Thermo Electron beneficially owned 86% of the Common Stock outstanding as of January 1, 1996. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

     Disclosure of Certain Late Filings

          Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all
     Section 16(a) filing requirements applicable to such persons were
     complied with during 1995, except in the following instance.   The Form
                                        9
PAGE

     4 for February 1995 of Thermo Electron reporting the acquisition of 540,600 shares of Common Stock was filed one day late on March 11, 1995.

                             EXECUTIVE COMPENSATION

     NOTE: The shares reported below have, in all cases, been adjusted as applicable to reflect a three-for-two stock split of the Common Stock effected in April 1995, a five-for-four stock split of the Common Stock effected in December 1995 and a three-for-two stock split of the common stock of Thermo Electron effected in May 1995, each effected in the form of a stock dividend.

     Summary Compensation Table

          The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.

          The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.










                                        Summary Compensation Table


                                        Annual        Long Term
                                    Compensation (1) Compensation

                                                      Securities         All Other
     Name and Principal                                Underlying      Compensation
     Position                                      Options (No. of
                             Fiscal                   Shares and
                             Year  Salary  Bonus       Company)
                              1995 $262,000 $256,200     --            $6,750
     Arvin H. Smith (3)
       President and          1994 $255,000 $280,500  20,000 (THS)     $6,750

       Chief Executive Officer1993 $240,000 $304,000  234,375 (THI)   $10,023

     Earl R. Lewis (4)        1995 $145,000  $90,000      100 (TMO)    $6,750

       Executive Vice                                   7,500 (TLZ)

       President and                                    5,000 (TBAN)

       Chief Operating       1994 $140,000 $100,000    45,000 (TMO)     $6,750

       Officer                                         50,000 (THS)

                             1993 $131,250 $100,000   112,500 (THI)     $6,671

                                                       29,625 (TMO)

     Denis A. Helm           1995 $142,000  $81,000     2,900 (TMO)     $6,750

        Senior Vice          1994 $140,000  $90,000   33,300 (TMO)      $6,750

        President                                      4,000 (THS)

                             1993 $127,500 $120,000 112,500 (THI)       $9,217

                                                     20,962 (TMO)


     Richard W.K. Chapman (5) 1995 $159,500  $95,000    100 (TMO)       $6,749

       Vice President

                              1994     $155,000  100,000 28,125 (THI)   $7,750

                                                         30,075 (TMO)

                                                          4,000 (THS)


     Barry S. Howe (5)        1995     $134,000  $65,000  1,100 (TMO)   $7,517

         Vice President                                   5,000 (TLZ)

                              1994     $130,000  $45,000 15,750 (TMO)   $3,750

                                                          4,000 (THS)






     (1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as THI), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the chief executive officer and the other named executive officers in the following Thermo Electron companies: Thermo Electron Corporation (designated in the table as "TMO"), ThermoLase Corporation (designated in the table as "TLZ"), Thermo BioAnalysis (designated in the table as "TBAN") and ThermoSpectra (designated in the table as "THS").

     (2) Represents the amount of matching contributions made on behalf of the executive officers participating in the Thermo Electron 401(k) plan or, in the case of Dr. Chapman, the 401(k) plan maintained by Finnigan Corporation, a subsidiary of the Corporation.

     (3) Mr. Smith is an executive vice president of Thermo Electron, as well as the president and chief executive officer of the
                                       10
PAGE

          Corporation. Reported in the table under "Annual Compensation" and "All Other Compensation" are total amounts paid to Mr. Smith for his service in all capacities to Thermo Electron companies. The Human Resources Committee of the Board of Directors of the Corporation reviews total annual compensation to be paid to Mr. Smith from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For 1995, 1994 and 1993, 50%, 40% and 50%,
          respectively, of Mr. Smith's annual compensation was allocated to the Corporation. In addition, Mr. Smith has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its subsidiaries, Thermo BioAnalysis, Thermo Optek, ThermoQuest and ThermoSpectra, from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

     (4) Mr. Lewis was promoted to executive vice president and chief operating officer effective January 1, 1996. Prior to that date, he served as a senior vice president of the Corporation.

     (5) Mr. Chapman and Mr. Howe were first named executive officers of the Corporation in January 1994.

     Stock Options Granted During Fiscal 1995

          The following table sets forth information concerning individual grants of stock options made during fiscal 1995 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1995.
          Mr. Smith has served as an executive officer of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in the table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as chief executive officer of the Corporation. No options were granted to Mr. Smith by the Corporation and its majority-owned subsidiaries in fiscal 1995.









   OPTION GRANTS In FISCAL 1995


                                    Percent
                                    of Total                       Potential
                                    Options                    Realizable Value
                        Number of   Granted                       at Assumed
                        Securities     to    Exercise           Annual Rates of
                        Underlying  Employees Price  Expiration   Stock Price
          Name           Options    in Fiscal  Per      Date   Appreciation for
                       Granted (1)    Year    Share               Option Term
                                                                  5%     10%

   Earl R. Lewis          100 (TMO)    0.01%  $37.27   5/23/98    $587    $1,234

                        7,500 (TBAN    0.5%   $22.75  11/28/07  $90,550 $243,250

                        5,000 (TLZ)    9.6%   $10.00   9/21/07  $59,700 $160,350


   Denis A. Helm        2,900 (TMO)    0.3%   $37.27   5/23/98  $17,023  $35,786


   Richard W.K. Chapman   100 (TMO)   0.01%   $37.27   5/23/98    $587   $1,234

                        5,000 (TLZ)    0.5%   $22.75  11/28/07  $90,550 $243,250


   Barry S. Howe        1,100 (TMO)    0.1%   $37.27   5/23/98   $6,457  $13,574

                        5,000 (TLZ)    0.5%   $22.75  11/28/07  $90,550 $243,250






     (1) All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of Thermo BioAnalysis (designated in the table as "TBAN"), which are not exercisable until that company's stock is publicly traded. However, the shares acquired upon exercise are
                                       11
PAGE
          subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a ten-year period with a twelve-year option term, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

     (2) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.


     Stock Options Exercised During Fiscal 1995

          The following table reports certain information regarding stock option exercises during fiscal 1995 and outstanding stock options held at the end of fiscal 1995 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1995.











     Aggregated Option Exercises In Fiscal 1995 And Fiscal 1995 Year-End Option Values




                                                                 No. of Unexercised
                                               Shares            Options at Fiscal
                                               Acquired  Value       Year-end
               Name               Company        on     Realized   (Exercisable/
                                               Exercise          Unexercisable) (1)

     Arvin H. Smith (2)      Thermo Instrument   --        --       234,375/0

                             Thermo Spectra      --        --        20,000/0

     Earl R. Lewis           Thermo Instrument   --        --       112,500/0

                             Thermo              --        --         0/7,500

                             BioAnalysis

                             Thermo Ecotek        4,000  $30,500      --

                             Thermo Electron     15,300  $242,121   103,750/0(4)

                             Thermo Fibertek        900   $6,150      1,800/0

                             ThermoLase          --        --         5,000/0

                             ThermoSpectra       --        --        50,000/0

                             ThermoTrex             420   $4,589        420/0

     Denis A. Helm           Thermo Instrument   --        --       112,500/0

                             Thermo Ecotek       --        --         4,000/0

                             Thermo Electron      4,275  $85,008     74,148/0(4)

                             Thermo Fibertek     --        --         4,500/0

                             ThermoSpectra       --        --         4,000/0
PAGE





                             ThermoTrex          --        --         2,100/0

     Richard W.K. Chapman    Thermo Instrument   33,464  $515,973   121,287/0

                             Thermo Electron     --        --        53,423/0(4)

                             Thermo Fibertek     --        --         4,500/0

                             ThermoLase          --        --         5,000/0

                             ThermoSpectra       --        --         4,000/0

                             ThermoTrex          --        --           270/0

     Barry S. Howe           Thermo Instrument   --        --        86,062/0

                             Thermedics          --        --         4,000/0

                             Thermo Ecotek       --        --         7,500/0

                             Thermo Electron      4,254  $101,118    47,860/0(4)

                             Thermo Fibertek     --        --        10,500/0

                             Thermo Power        --        --         4,000/0

                             Thermo TerraTech    --        --         4,000/0

                             ThermoLase          --        --         5,000/0

                             ThermoSpectra       --        --         4,000/0

                             ThermoTrex          --        --         5,350/0



       Value of Unexercised
       In-the-Money Options

                $2,418,750/--

                  $112,500/--

                $1,161,000/--

                        --/--(3)

                        --/--

                $2,722,495/--

                   $32,400/--

                   $15,625/--

                  $281,250/--

                   $19,131/--

                $1,161,000/--

                   $43,000/--

                $1,928,327/--

                   $81,000/--

                   $22,500/--

                   $95,655/--

                $1,383,951/--

                $1,309,505/--

                   $81,000/--

                   $15,625/--

                   $22,500/--

                   $12,299/--

                $1,037,803/--

                   $44,600/--

                   $71,625/--

                $1,206,925/--

                  $159,420/--

                   $15,100/--

                   $10,380/--

                   $15,625/--

                   $22,500/--

                  $198,693/--



















































     (1) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except options to purchase the common stock of Thermo BioAnalysis, which are not exercisable until that company's stock is publicly traded. The shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second
                                       12
PAGE
          anniversary of the grant date. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

     (2) As an executive officer of Thermo Electron, Mr. Smith also holds unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and its majority-owned subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

     (3) No public market existed for the shares underlying these options as of December 31, 1995. Accordingly, no value in excess of exercise price has been attributed to these options.

     (4)  Options to purchase 45,000, 30,000, 30,000 and 15,000 shares of the common stock of Thermo Electron granted to Mr. Lewis, Mr. Helm, Dr. Chapman and Mr. Howe, respectively, are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

     Severance Agreements

          Thermo Electron has entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreements, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron.

          In 1983, Thermo Electron entered into a severance agreement with Mr. Smith, which states the benefits to be received as an initial
                                       13
PAGE
     percentage which was established by the Board of Directors of Thermo Electron and was generally based upon Mr. Smith's age and length of service with Thermo Electron at the time of severance. Benefits under this agreement are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to Mr. Smith's highest annual total remuneration in any twelve-month period during the preceding three years. The benefit is reduced 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be applied to Mr. Smith is 59.1%.

          In 1988, Thermo Electron entered into severance agreements with several other key employees, including Mr. Helm. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists if (i) the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.


          Assuming that severance benefits would have been payable under these agreements as of December 31, 1995, Mr. Smith and Mr. Helm would have received approximately $316,000 (with respect to the first year in which benefits would be paid) and $230,000, respectively.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Executive Compensation

          All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

          The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should
                                       14
PAGE
     approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

          External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

          Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

          The process for determining each of these elements for the Corporation's officers is outlined below.

          Base Salary

          Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1995 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

          Cash Bonus

          The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of
                                       15
PAGE
     each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability, contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron designed to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1995 measured return on net assets, growth in income, cash flow and growth in earnings per share, and the Committee's determinations also included an evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of these achievements varies depending on the executive's role and responsibilities within the organization.

          The bonuses for named executive officers approved by the Committee with respect to fiscal 1995 performance in each instance exceeded the median potential bonus.

          Stock Option Program

          The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

          The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

          In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of awards to purchase shares of Common
                                       16
PAGE

     Stock to all employees over a five-year period below 10% of the Corporation's outstanding Common Stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

          Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above in determining option awards. The option awards made with respect to the common stock of the Corporation's parent, Thermo Electron and certain majority-owned subsidiaries of Thermo Electron, were determined by the human resources committee of the applicable board of directors using a similar analysis.

     Policy on Deductibility of Compensation

          The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt under Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based". Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

     1995 CEO Compensation

          Cash compensation for Mr. Arvin H. Smith is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as an executive vice president of Thermo Electron, the Corporation's parent. Each committee evaluates Mr. Smith's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Smith is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 50% of Mr. Smith's bonus for 1995 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Smith's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Smith's compensation to be paid by the Corporation.
                                       17
PAGE

          In March 1996, the Committee conducted its review of Mr. Smith's proposed salary for 1996 and bonus for 1995 performance. In addition to the evaluation of Mr. Smith's performance as described above, the Committee also considered the rate of return to Stockholders since the Corporation's initial public offering in August 1986. The Corporation achieved a compound annual return to Stockholders of 33% per year since its initial public offering. In its deliberations, the Committee considered Mr. Smith's leadership and contributions in achieving this rate of return and in implementing a spinout strategy for the Corporation and the formation of four majority-owned subsidiaries. The Committee concurred in the bonus recommendation made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Smith's total cash compensation for 1995 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. The Committee believes that the total cash compensation for Mr. Smith for 1995 tends to be below the competitive norm for a similarly sized company with performance comparable to that of the Corporation, and prefers that a significant portion of total compensation be awarded in the form of long-term incentive compensation, such as stock options.


                          Mr. Frank Jungers (Chairman)
                                 Mr. Frank Borman
                             Dr. Elias P. Gyftopoulos





























                                       18
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





                          COMPARATIVE PERFORMANCE GRAPH

          The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of instrument companies comprised of Beckman Instruments Inc., Dionex Inc., Emerson Electric Corp., Measurex Corp., Perkin-Elmer Corp. and Varian Associates Inc. (the "Peer Group").

                   Comparison of 1990-1995 Total Return Among
                         Thermo Instrument Systems Inc.,
            the American Stock Exchange Market Value Index, and the
                            Corporation's Peer Group.






     GRAPH APPEARS HERE











              12/31/90 12/31/91 12/31/9212/31/93  12/30/94 12/29/95

     THI      100      162      235     355      323       515
     AMEX     100      128      130     155      141       178
     Peer     100      146      156     176      183       248
     Group


          The total return for the Corporation's Common Stock (THI), the American Stock Exchange Market Value Index (AMEX), and the Peer Group assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "THI."



                                       19
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





                          RELATIONSHIP WITH AFFILIATES

          Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

          Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

          To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.
                                       20
PAGE

          The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

          As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.2% of the Corporation's revenues for these services for calendar 1995. Beginning January 1, 1996, the fee has been reduced to 1.0% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1995, Thermo Electron assessed the Corporation $9,392,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.
                                       21
PAGE

          On May 29, 1986, the Corporation entered into a Tax Allocation Agreement with Thermo Electron (the "Tax Allocation Agreement"). Under the Tax Allocation Agreement, in years in which the Corporation has taxable income it will pay Thermo Electron amounts comparable to the taxes it would have paid if it had filed its own separate company tax returns. In years in which the Corporation incurs a loss, the Corporation will receive amounts from Thermo Electron equivalent to the amount of benefit that the Corporation would have received if it had filed a separate return. In 1995, the Corporation paid Thermo Electron $25,525,000 under the Tax Allocation Agreement. The Corporation engages the Tecomet division of Thermo Electron for metal fabrication services. During 1995, the Corporation paid $1,974,133 for such services.

          A subsidiary of the Corporation has an arrangement with ThermoTrex Corporation ("ThermoTrex"), a publicly traded, majority-owned subsidiary of Thermo Electron, whereby ThermoTrex provides certain research and development services to the Corporation, and the Corporation purchase flat screen x-ray sensitive detectors pursuant to purchase orders. In 1995, the Corporation paid ThermoTrex $58,000 for such products and services. The Corporation purchases printed circuit boards and cable assemblies from another subsidiary of Thermo Instrument pursuant to purchase orders. In 1995, the Corporation paid this subsidiary $489,000 for such products.

          Effective April 1995, the Corporation sold certain services businesses to Thermo TerraTech Inc. (formerly known as Thermo Process Systems Inc.) ("Thermo TerraTech"), another subsidiary of Thermo Electron, for $34.3 million in cash. These businesses had been owned and operated by the Corporation prior to April 1994, when they were contributed by the Corporation to a joint venture between the Corporation and Thermo TerraTech. In April 1995, the joint venture was dissolved and these businesses were returned to the Corporation. The terms of the purchase were determined by negotiation between the management of Thermo TerraTech and the management of the Corporation, and the purchase price paid by Thermo TerraTech was based on the book value of the businesses purchased.

          On March 15, 1995, Thermo BioAnalysis, a subsidiary of the Corporation, completed a private placement primarily to outside investors of minority investments in its common stock. Mr. Arvin H. Smith, the president and chief executive officer of the Corporation, purchased 9,000 shares of the common stock of Thermo BioAnalysis in such private placement at a purchase price of $10.00 per share, the same price paid by unaffiliated investors.

          On August 3, 1995, ThermoQuest, a subsidiary of the Corporation, completed a private placement primarily to outside investors of $96,250,000 principal amount of 5% Convertible Subordinated Debentures
     due 2000.   Thermo Electron purchased $10,000,000 principal amount of
     such Debentures in the private placement. On October 12, 1995, Thermo Optek, a subsidiary of the Corporation, completed a private placement primarily to outside investors of $96,250,000 principal amount of 5%
                                       22
PAGE

     Convertible Subordinated Debentures due 2000. Thermo Electron purchased $10,000,000 principal amount of such Debentures in the private placement. Thermo Electron paid the same price for these Debentures as the outside investors.

          As of December 30, 1995, $36,573,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

          Thermo Electron owned approximately 85% of the Corporation's outstanding Common Stock on January 1, 1996. Thermo Electron intends for the foreseeable future to maintain at least 80% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either in the open market or directly from the Corporation or through conversion of convertible debentures owned by Thermo Electron.

          As of December 30, 1995, the Corporation had outstanding $140,000,000 of indebtedness to Thermo Electron, represented by a 3 /% Senior Convertible Note due 2000.























                                       23
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






                                 - PROPOSAL 2 -

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

          The Board of Directors has determined that it is advisable to increase the Corporation's authorized Common Stock from 125 million shares to 250 million shares, and has voted to recommend that the Stockholders adopt an amendment to the Corporation's Certificate of Incorporation effecting the proposed increase.

          As of January 1, 1996, approximately 92.6 million shares of Common Stock were issued and outstanding (excluding treasury shares), after giving effect to a five-for-four stock split of the Common Stock effected in December 1995, and approximately an additional 20.4 million shares were reserved for issuance upon the conversion of existing securities and exercise of options granted under the Corporation's various stock-based plans. Accordingly, a total of approximately 12 million shares of Common Stock are available for future issuance.

          The Board of Directors believes it continues to be in the best interest of the Corporation to have sufficient additional authorized but unissued shares of Common Stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors' discretion in connection with possible acquisitions of other companies, future financings, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to the Corporation's Certificate of Incorporation and the delay and expense incurred in holding special meetings of the Stockholders to approve such amendments. There are at present no specific understandings, arrangements or agreements with respect to any future acquisitions that would require the Corporation to issue any new shares of its Common Stock. The Board of Directors believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future.

          No further authorization by vote of the Stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the American Stock Exchange or any stock exchange on which the Corporation's shares may then be listed. The issuance of additional shares of Common Stock may have a dilutive effect on the Corporation's current Stockholders. The Stockholders of the Corporation do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Corporation's securities.

          Thermo Electron, which owned approximately 84% of the outstanding voting stock of the Corporation on April 1, 1996, has sufficient votes to approve the amendment and has indicated its intention to vote for the approval of the amendment.

                                       24
PAGE

     ______________________________________________________________________
          The affirmative vote of a majority of the Common Stock outstanding and entitled to vote at the Meeting is required to approve the amendment to the Corporation's Certificate of Incorporation to effect the proposed increase in the Corporation's authorized shares. The Board of Directors considers this amendment to be advisable and in the best interests of the Corporation and its Stockholders and recommends that you vote FOR approval of the amendment. If not otherwise specified, Proxies will be vote FOR approval of this amendment.

     -----------------------------------------------------------------------



                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1996. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of three outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

          Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the proxy holders to vote shares represented by the Proxies in the discretion of such proxy holders.

                              STOCKHOLDER PROPOSALS

          Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than December 25, 1996.

                             SOLICITATION STATEMENT

          The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

     Sunnyvale, California
     April 19, 1996


                                       25
PAGE

                                  FORM OF PROXY

                         THERMO INSTRUMENT SYSTEMS INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

          The undersigned hereby appoints Arvin H. Smith, John N. Hatsopoulos and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Instrument Systems Inc., a Delaware corporation (the "Company"), to be held on Sunday, May 19, 1996, at 6:30 p.m., and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 1, 1996, with all of the powers the undersigned would possess if personally present at such meeting:


            (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)



                    Please mark your
     [   x   ]      votes as in this
                    example.

     1.   ELECTION OF DIRECTORS OF THE COMPANY (See Reverse).

                                                    FOR         WITHHELD
                                                  [     ]       [     ]
     FOR all nominees listed at right, except vote withheld for the following nominees
     (if any):

     Nominees:
             Frank Borman
             George N. Hatsopoulos
             John N. Hatsopoulos
             Arvin H. Smith
             Polyvios C. Vintiadis

                                                 FOR     AGAINST   ABSTAIN

     2.   Approve amendment to the Certificate
          of Incorporation to increase the     [     ]   [     ]   [     ]
          authorized common stock from 125
          million to 250 million shares.
PAGE

     3. In their discrection on such other matters as may properly come before the meeting.



     The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

     Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.


     SIGNATURE(S)_______________________________________

     DATE_________________

     Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held


PAGE

                            SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.   )

   Filed by the Registrant  [ X ]

   Filed by a Party other than the Registrant [   ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement   [  ] Confidential, for Use of the
                                           Commission Only (as Permitted
                                           by Rule 14a-6(e)(2))

   [ X] Definitive Proxy Statement

   [  ] Definitive Additional Materials

   [  ] Soliciting Material Pursuant to S240.14a-11(c) or S240.14a-12

                         Thermo Instrument Systems Inc.
                         ------------------------------

                  (Name of Registrant as Specified in Charter)


                   __________________________________________
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules
         14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:
        (2) Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)  Proposed maximum aggregate value of transaction:
        (5)  Total fee paid:

   [ X] Fee paid previously with preliminary materials.
PAGE

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)  Amount Previously Paid:
        (2)  Form, Schedule or Registration Statement No.:
        (3)  Filing Party:
        (4)  Date Filed: